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                                                                     Exhibit 3.3
DRAFT
12/10/96


                        SIGNET STUDENT LOAN CORPORATION

                           ARTICLES OF INCORPORATION

                                   ARTICLE I
                                     NAME

The name of the Corporation is Signet Student Loan Corporation.


                                  ARTICLE II
                                   PURPOSES

The purposes for which the Corporation is organized are limited to the following:

(i) to be a party to trust agreements (or other similar documents) entered into with one or more entities serving as eligible lender or other trustee and the parent or one or more affiliates of the Corporation; providing for, among other things, the issuance of securities representing beneficial ownership interests in, or secured by, primarily one or more pools of student or other loans and related assets (each a "Trust");

(ii) to acquire, own, hold, transfer, assign, pledge and otherwise deal with trust certificates and other securities issued by the Trusts ("Trust Securities");

(iii)  for Federal tax purposes, to serve as general partner of the Trusts; and

(iv) to engage in any activity and to exercise any powers permitted to corporations under the laws of the Commonwealth of Virginia that are incident to the foregoing and necessary or convenient to accomplish the foregoing; provided, however, that the Corporation shall not have the power to issue debt obligations or incur, assume or guarantee any additional debt. The Corporation shall not engage in any business or activity other than in connection with or relating to the activities described above.


                                  ARTICLE III
                                 CAPITAL STOCK

     A.  Authorized Stock.  The aggregate number of shares that the Corporation
         ----------------
shall have authority to issue and the par value per share are as follows:



     Class             Number of Shares      Par Value Per Share
     -----             ----------------      -------------------
     Common Stock      5,000                 $0.01

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     B.  Preemptive Rights.  No holder of outstanding shares shall have any
         -----------------
preemptive right with respect to (i) any shares of any class of the Corporation, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such shares or (iii) any obligations convertible into or exchangeable for any such shares or into warrants, rights or options to purchase any such shares.


                                  ARTICLE IV
                       BOARD OF DIRECTORS; OTHER MATTERS

     A. The affairs of the Corporation shall be managed by a board of directors consisting of three members. At least one director of the Corporation (the "Outside Director") shall not be a director, officer or employee of, or direct or indirect beneficial owner of 1% or more of the voting securities of, or member of the immediate family of any such director, officer, employee or beneficial owner of, the Corporation's parent, Signet Banking Corporation ("Signet"), or any corporate affiliate of Signet. In addition, no person shall be an Outside Director if such person, or any member of such person's immediate family, shall have a direct or indirect beneficial ownership of the voting securities of Signet or any corporate affiliate of Signet which would be in excess of 5% of such person's net worth. Notwithstanding the foregoing, the Outside Director may be a director of one other corporation that is an affiliate of Signet, provided such corporation is formed with purposes limited to those similar to the purposes of the Corporation. For the purposes of the foregoing, an "affiliate" of an entity is an entity controlling, controlled by or under common control with such entity. Should any Outside Director resign, die, become disabled or incapacitated, or be prevented from acting, the affairs of the Corporation shall and may be managed by the remaining directors, who shall promptly replace the aforementioned Outside Director with a person meeting the requirements set forth above.

     B. The Corporation shall maintain a principal office through which its business shall be conducted, which office may be separately denoted space at the offices of Signet.

     C. The Corporation shall maintain corporate records and books of account and shall not commingle its corporate records and books of account with the corporate records and books of account of Signet.

     D. The Board of Directors of the Corporation shall hold appropriate meetings to authorize all of its corporate actions. Regular meetings of the Board of Directors shall be held not less frequently than three times per annum.

     E. The funds and other assets of the Corporation shall not be commingled with those of any other corporation.

     F. The Corporation shall pay its own expenses and shall not hold itself out as being liable for the debts of any other party.

     G. The Corporation shall not form, or cause to be formed, any subsidiaries.

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     H.  The Corporation shall act solely in its corporate name and through its duly authorized officers or agents in the conduct of its business, and shall conduct its business so as not to mislead others as to the identity with which they are concerned.

     I. Meetings of the shareholders of the Corporation shall be held not less frequently than one time per annum.

     J. The Corporation shall operate in such a manner that it would not be substantively consolidated in the trust estate of any other entity.


                                   ARTICLE V
                            PROHIBITED TRANSACTIONS

     Notwithstanding any other provision of these Articles of Incorporation and any provision of law that otherwise so empowers the Corporation, so long as any Trust Securities are outstanding, the Corporation shall not do any of the following:

     (i)   dissolve or liquidate, in whole or in part;

     (ii) merge or consolidate with any other corporation other than a corporation wholly owned, directly or indirectly, by any entity owning 100% of the stock of the Corporation and having articles of incorporation containing provisions identical to the provisions of Articles II and IV and this Article V;

     (iii) without the unanimous approval of the Board of Directors (including the Outside Director), institute proceedings to be adjudicated a bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy laws, or consent to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, conservator, sequestrator (or other similar official) of the Corporation or of any substantial part of the Corporation's property, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take corporate action in furtherance of any such action; or

     (iv) amend these Articles of Incorporation to alter in any manner or delete
     Article II or this Article V or, without the prior written affirmation of each statistical rating organization then rating any Trust Securities that such action will not cause the withdrawal or downgrading of any rating then assigned by such organization to any outstanding Trust Securities, Article IV.

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                                  ARTICLE VI
                    REGISTERED OFFICE AND REGISTERED AGENT

       The address of the initial registered office of the Corporation, which is located in the City of Richmond, Virginia is _______________, Richmond, Virginia. The initial registered agent of the Corporation is ___________, whose business office is identical with the registered office and who is a resident of Virginia and a member of the Virginia State Bar.


                                  ARTICLE VII
                    LIMIT ON LIABILITY AND INDEMNIFICATION

       A.  Definitions.  For purposes of this Article the following definitions
           -----------
       shall apply:

           (i)   "Corporation" means this Corporation only and no predecessor
                  -----------
       entity or other legal entity;

           (ii)  "expenses" include counsel fees, expert witness fees, and costs
                  --------
       of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification;

           (iii) "liability" means the obligation to pay a judgment, settlement,
                  ---------
       penalty, fine, or other such obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan;

           (iv)  "legal entity" means a corporation, partnership, joint venture,
                  ------------
       trust, employee benefit plan or other enterprise;

           (v)   "predecessor entity" means a legal entity, the existence of
                  ------------------
       which ceased upon its acquisition by the Corporation in a merger or otherwise; and

           (vi)  "proceeding" means any threatened, pending, or completed
                  ----------
       action, suit, proceeding or appeal whether civil, criminal, administrative or investigative and whether formal or informal.

       B.  Limit on Liability.  In every instance in which the Virginia Stock
           ------------------
Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of liability of directors or officers of a corporation to the corporation or its shareholders, the directors and officers of this Corporation shall not be liable to the Corporation or its shareholders.

      C.  Indemnification of Directors and Officers.  The Corporation shall
          -----------------------------------------
indemnify any individual who is, was or is threatened to be made a party to a proceeding (including a proceeding by or in the right of the Corporation or by or on behalf of its shareholders) because such individual is or was a director or officer of the Corporation or because such individual is or was serving the Corporation, or any other legal entity in any capacity at the request of the Corporation while a director or officer of the Corporation or because such individual is or was

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serving the Corporation, against all liabilities and reasonable expenses incurred in the proceeding except such liabilities and expenses as are incurred because of such individual's willful misconduct or knowing violation of the criminal law. Service as a director or officer of a legal entity controlled by the Corporation shall be deemed service at the request of the Corporation. The determination that indemnification under this Section C is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made, in the case of a director, as provided by law, and in the case of an officer, as provided in Section D of this Article; provided, however, that if a majority of the directors of the Corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such director's or officer's ability to make repayment. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or
                                                           ---- ----------
its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make such director or officer ineligible for indemnification. The Corporation is authorized to contract in advance to indemnify and make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in this Section C.

       D.  Indemnification of Others.  The Corporation may, to a lesser
           -------------------------
extent or to the same extent that it is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers pursuant to Section C, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of the Corporation, and may contract in advance to do so. The determination that indemnification under this Section D is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law. No person's rights under Section C of this Article shall be limited by the provisions of this Section D.

       E.  Miscellaneous.  The rights of each person entitled to indemnification
           -------------
under this Article shall inure to the benefit of such person's heirs, executors and administrators. Special legal counsel selected to make determinations under this Article may be counsel for the Corporation. Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person shall be entitled to indemnification by the Corporation to the extent such person is

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indemnified by another, including an insurer. The Corporation is authorized to purchase and maintain insurance against any liability it may have under this Article or to protect any of the persons named above against any liability arising from their service to the Corporation or any other legal entity at the request of the Corporation regardless of the Corporation's power to indemnify against such liability. The provisions of this Article shall not be deemed to preclude the Corporation from entering into contracts otherwise permitted by law with any individuals or legal entities, including those named above. If any provision of this Article or its application to any person or circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Article, and to this end the provisions of this Article are severable.

       F.  Amendments.  No amendment, modification or repeal of this Article
           ----------
shall diminish the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal.



Dated:  _____________, 1996

                                         By: ______________________________
                                                        , Incorporator


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